Exhibit 4.1

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of May 30, 2014, by KCG Holdings, Inc. (the “Company”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Registration Rights Agreement.

W I T N E S S E T H

WHEREAS, the Company, certain subsidiaries of the Company, as guarantors and Jefferies LLC, as representative of the initial purchasers of the Notes, have entered into a registration rights agreement, dated as of June 5, 2013 (as amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), with respect to the Company’s 8.250% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Company launched a consent solicitation pursuant to a consent solicitation statement (the “Consent Solicitation Statement”) dated May 14, 2014 to, among other things, amend Section 3(a) and Section 4(a) of the Registration Rights Agreement to (i) postpone the deadline by which the Company must use commercially reasonable efforts to prepare and file with the SEC a registration statement with respect to the Exchange Offer and issue Exchange Notes to Holders that exchange their Notes in the Exchange Offer from June 5, 2014 to June 30, 2015 and (ii) postpone the deadline by which the Company must use commercially reasonable efforts to file with and have declared effective by the SEC a shelf registration statement to cover certain resales of the Notes from June 5, 2014 to June 30, 2015;

WHEREAS, Section 12(d) of the Registration Rights Agreements provides, among other things, that the Company may amend, modify or supplement the Registration Rights Agreement with the consent of Holders of not less than a majority in aggregate principal amount of the then outstanding Registrable Notes, subject to certain exceptions;

WHEREAS, pursuant to a tabulation certificate, dated May 29, 2014, by Ipreo LLC, in its capacity as the tabulation agent (the “Tabulation Agent”) in connection with the Consent Solicitation Statement, the Tabulation Agent has (1) received valid consents pursuant to the Consent Solicitation Statement from the holders of $300,530,000 in aggregate principal amount of the Notes, representing 98.53% of the total aggregate principal amount of the Notes, and (2) none of such consents have been validly revoked or withdrawn at or prior to the Expiration Time (as defined in the Consent Solicitation Statement);

WHEREAS, all conditions precedent and requirements necessary to make this Amendment a valid and legally binding agreement in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized;

WHEREAS, the Company has obtained the requisite consent of Holders of at least a majority in aggregate principal amount of Registrable Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company covenants and agrees for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

AMENDMENT

Section 1.1. Section 3(a) of the Registration Rights Agreement is hereby amended by deleting the phrase “365 days after the Closing Date (or, if such date is not a Business Day, on the next succeeding Business Day)” and inserting in its place: “June 30, 2015”.

Section 1.2. Section 4(a) of the Registration Rights Agreement is hereby amended by (a) deleting the phrase “the 365th day following the Closing Date (or, if such date is not a Business Day, on the next succeeding Business Day)” and inserting in its place: “June 30, 2015”; and (b) deleting the phrase “the date which is one year from the Closing Date” and inserting in its place: “June 30, 2015”.

ARTICLE 2

MISCELLANEOUS

Section 2.1. EFFECTIVENESS. This Amendment shall be effective when it is duly executed by the Company.

Section 2.2. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS AMENDMENT.

Section 2.3. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.4. The Registration Rights Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

KCG HOLDINGS, INC.

By:	/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Registration Rights Agreement Amendment]